UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 9, 2026

Mirion Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39352	83-0974996
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1218 Menlo Drive
Atlanta, Georgia 30318
(Address of Principal Executive Offices)

(770) 432-2744
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MIR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 9, 2026, the Board of Directors (the “Board”) of Mirion Technologies, Inc., a Delaware corporation (the “Company”), approved a special one-time grant of performance vesting stock options to the Company’s Founder, Chairman and Chief Executive Officer, Thomas Logan. The grant recognizes his importance to the future growth of the Company and is designed to further incentivize and retain him during this important time for the Company while providing strong alignment of his pay opportunities and outcomes with the long-term experience of our shareholders over the next five years.
Mr. Logan was granted a target number of 2,500,000 performance vesting stock options (the “Option Award”) that have a seven-year term, and vest based on both his continued service to the Company (as an employee or a member of the Board) and the achievement of certain levels of total shareholder return by the Company (relative to the Russell 2000 Index (excluding financial services and insurance companies)) (“TSR”) measured over two equally weighted three- and four-year performance periods (measured from the date of grant through the third and fourth anniversary thereof, respectively). Any shares vesting from either tranche are further subject to a one-year holding period following the applicable vesting date.
The Board undertook a deliberative process to ensure this special award serves as an upside pay opportunity only for performance beyond what is anticipated and incentivized under our annual PSU program, which is measured primarily based on financial performance metrics, subject to modification based on our relative TSR performance against the Russell 2000 (excluding financial services and insurance companies). Accordingly, the award is granted in stock options to require absolute stock appreciation before Mr. Logan realizes any value from the PSO, and sets the threshold relative TSR performance required to achieve any payout under the PSO award at 60th percentile performance, such that no payout will occur unless Mr. Logan successfully executes our strategies in a manner that drives significant, sustained market outperformance over the extended performance period. The Compensation Committee believes this structure strongly aligns the interests of Mr. Logan with our shareholders over the five-year total performance, vesting and holding period of the award. Taken together with Mr. Logan’s annual long-term incentive opportunity, 100% of Mr. Logan’s long-term equity incentives are performance-based and provide a balanced mix of absolute and relative performance metrics against which to measure and reward Mr. Logan’s long-term performance. The Compensation Committee views this award to be a one-time special equity opportunity that, absent extraordinary and unforeseen circumstances, will be the only equity award provided to Mr. Logan outside of our regular annual compensation cycle for the duration of the performance, vesting and holding period.
Mr. Logan is required to provide services to the Company through the applicable measurement date; provided, however, that if Mr. Logan’s services with the Company terminate following the third anniversary of the date of grant, but prior to the fourth anniversary of the date of grant, for any reason other than “cause”, Mr. Logan will be eligible to vest in a prorated portion of the outstanding Option Award based on the portion of the second performance period during which Mr. Logan provided services to the Company.
Depending upon the Company’s relative TSR performance, the number of stock options that vest with respect to each applicable tranche of the Option Award will range from 0% to 150%. There will be non-cash charges associated with the Option Award that will be reflected in the guidance the Company provides at the time of its next earnings release.
The foregoing description is only a summary of the terms of the Option Award, and it is qualified in its entirety by reference to the full text of the applicable award agreement, which is filed as exhibit 99.1 hereto.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits
EXHIBIT INDEX

Exhibit Number	Description
99.1*	Performance Stock Option Award Agreement, by and between Mirion Technologies, Inc. and Thomas D. Logan, dated as of April 9, 2026
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2026

Mirion Technologies, Inc.
By:    /s/ Brian Schopfer
Name:    Brian Schopfer
Title:    Chief Financial Officer